Exhibit 99.1

May 3, 2017
USD Partners LP Announces First Quarter 2017 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months ended March 31, 2017. Highlights with respect to the first quarter of 2017 include the following:

•	Generated Net cash provided by operating activities of $12.8 million, Adjusted EBITDA of $15.4 million and Distributable cash flow of $12.3 million

•	Reported Net income of $5.2 million

•	Increased quarterly cash distribution for eighth consecutive quarter to $0.335 per unit ($1.34 per unit on an annualized basis)

•	Ended quarter with $192.2 million of available liquidity
“The Partnership’s results continue to benefit from stable and predictable cash flows from high-quality customers,” said Dan Borgen, the Partnership’s Chief Executive Officer. “This enabled us to deliver another quarter of distribution growth, with approximately 1.6x coverage, while remaining well-positioned to execute on accretive growth opportunities.”
First Quarter 2017 Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminal service agreements related to the Hardisty and Casper terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment grade rated.
For the first quarter of 2017 relative to the first quarter of 2016, Net cash provided by operating activities increased by 39%, while Adjusted EBITDA and Distributable cash flow increased by 7% and 12%, respectively. These increases were primarily driven by a reduction in operating expenses due to one-time costs associated with the integration of the Casper terminal during the first quarter of 2016 and were partially offset by higher interest expense associated with the Partnership’s revolving credit facility.
Distributable cash flow for the first quarter of 2017 also benefited from an approximate $1.1 million decrease in Cash paid for income taxes, primarily due to the receipt of the remaining C$0.9 million tax refund, as well as lower Canadian income taxes paid during the quarter.
Net income, which increased 142% for the first quarter of 2017 relative to 2016, also benefited from additional Terminalling services revenue due to the recognition of greater amounts of previously deferred revenues in the current period as compared to the prior year. Additionally, the value of the Canadian dollar relative to the U.S. dollar strengthened to a lesser extent during the first quarter of 2017 relative to 2016, which resulted in smaller non-cash losses from changes in the fair value of the Partnership’s derivative instruments.

On April 27, 2017, the Partnership declared a quarterly cash distribution of $0.335 per unit ($1.34 per unit on an annualized basis), which represents growth of 1.5% relative to the fourth quarter of 2016 and 8.9% relative to the first quarter of 2016. The distribution is payable on May 12, 2017, to unitholders of record as of the close of business on May 8, 2017.
During March 2017, the Partnership repaid all amounts previously outstanding on its term loan facility. As a result, the Partnership’s revolving credit facility comprises the full $400.0 million of capacity under its credit agreement, subject to limits set forth therein.
As of March 31, 2017, the Partnership had total available liquidity of $192.2 million, including $4.2 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $188.0 million on its $400.0 million senior secured credit facility, subject to continued compliance with financial covenants. The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until October 2019.
First Quarter 2017 Conference Call Information
The Partnership will host a conference call and webcast regarding first quarter 2017 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, May 4, 2017.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 14385750. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 14385750. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group LLC to acquire, develop and operate energy-related logistics assets, including rail terminals and other high-quality and complementary midstream infrastructure. The Partnership’s assets consist primarily of: (i) a crude oil origination terminal in Hardisty, Alberta, Canada, with capacity to load up to two 120-railcar unit trains per day, (ii) a crude oil terminal in Casper, Wyoming, with unit train-capable railcar loading capacity in excess of 100,000 barrels per day and six customer-dedicated storage tanks with 900,000 barrels of total capacity and (iii) a unit train-capable ethanol destination rail terminal in West Colton, California. In addition, the Partnership provides railcar services through the management of a railcar fleet that is committed to customers on a long-term basis.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net cash provided by operating activities adjusted for changes in working capital items, changes in restricted cash, interest, income taxes, foreign currency transaction gains and losses, adjustments related to deferred revenue associated with minimum monthly commitment fees and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable cash flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash being retained for use in enhancing the Partnership’s existing businesses; and

•	the sustainability of the Partnership’s current distribution rate per unit.

The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor's understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net cash provided by operating activities. Adjusted EBITDA and DCF should not be considered alternatives to Net cash provided by operating activities or any other measure of liquidity or performance presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect cash from operations and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies.

Contact:
Adam Altsuler
Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Ashley Means Zavala
Director, Finance & Investor Relations
(281) 291-3965
ameans@usdg.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the Partnership’s liquidity, the ability of the Partnership to grow and opportunities to grow, and the amount and timing of future distribution payments. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Income
For the Three Months Ended March 31, 2017 and 2016
(unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
	(in thousands)
Revenues
Terminalling services	$23,559	$22,023
Terminalling services — related party	1,740	1,650
Railroad incentives	15	15
Fleet leases	643	643
Fleet leases — related party	890	890
Fleet services	468	69
Fleet services — related party	279	684
Freight and other reimbursables	157	383
Freight and other reimbursables — related party	1	—
Total revenues	27,752	26,357
Operating costs
Subcontracted rail services	2,013	2,043
Pipeline fees	5,417	4,714
Fleet leases	1,533	1,533
Freight and other reimbursables	158	383
Operating and maintenance	707	870
Selling, general and administrative	2,315	2,894
Selling, general and administrative — related party	1,432	1,492
Depreciation and amortization	4,941	4,905
Total operating costs	18,516	18,834
Operating income	9,236	7,523
Interest expense	2,607	2,183
Loss associated with derivative instruments	211	1,523
Foreign currency transaction loss (gain)	30	(130)
Other expense, net	5	—
Income before provision for income taxes	6,383	3,947
Provision for income taxes	1,185	1,797
Net income	$5,198	$2,150

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2017 and 2016
(unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
	(in thousands)

Cash flows from operating activities:
Net income	$5,198	$2,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,941	4,905
Loss associated with derivative instruments	211	1,523
Settlement of derivative contracts	299	490
Unit based compensation expense	798	728
Other	282	169
Changes in operating assets and liabilities:
Accounts receivable	35	(62)
Accounts receivable — related party	213	1,706
Prepaid expenses and other current assets	1,579	330
Accounts payable and accrued expenses	93	(737)
Accounts payable and accrued expenses — related party	307	(95)
Deferred revenue and other liabilities	(1,120)	872
Deferred revenue — related party	—	(329)
Change in restricted cash	(21)	(2,426)
Net cash provided by operating activities	12,815	9,224
Cash flows from investing activities:
Additions of property and equipment	(126)	(273)
Net cash used in investing activities	(126)	(273)
Cash flows from financing activities:
Distributions	(7,903)	(7,030)
Vested phantom units used for payment of participant taxes	(1,070)	(77)
Proceeds from long-term debt	5,000	5,000
Repayment of long-term debt	(16,342)	(9,077)
Net cash used in financing activities	(20,315)	(11,184)
Effect of exchange rates on cash	105	325
Net change in cash and cash equivalents	(7,521)	(1,908)
Cash and cash equivalents – beginning of period	11,705	10,500
Cash and cash equivalents – end of period	$4,184	$8,592

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2017	2016
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$4,184	$11,705
Restricted cash	5,498	5,433
Accounts receivable, net	4,295	4,321
Accounts receivable — related party	—	219
Prepaid expenses	9,737	10,325
Other current assets	1,130	2,562
Total current assets	24,844	34,565
Property and equipment, net	124,728	125,702
Intangible assets, net	108,767	111,919
Goodwill	33,589	33,589
Other non-current assets	186	192
Total assets	$292,114	$305,967

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,498	$2,221
Accounts payable and accrued expenses — related party	517	214
Deferred revenue, current portion	26,461	26,928
Deferred revenue, current portion — related party	4,324	4,292
Other current liabilities	3,351	3,513
Total current liabilities	37,151	37,168
Long-term debt, net	209,981	220,894
Deferred revenue, net of current portion	—	264
Deferred income tax liability, net	886	823
Total liabilities	248,018	259,149
Commitments and contingencies
Partners’ capital
Common units	101,902	122,802
Class A units	1,300	1,811
Subordinated units	(58,306)	(76,749)
General partner units	72	111
Accumulated other comprehensive income (loss)	(872)	(1,157)
Total partners' capital	44,096	46,818
Total liabilities and partners' capital	$292,114	$305,967

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months Ended March 31, 2017 and 2016
(unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
	(in thousands)

Net cash provided by operating activities	$12,815	$9,224
Add (deduct):
Amortization of deferred financing costs	(215)	(215)
Deferred income taxes	(58)	46
Changes in accounts receivable and other assets	(1,827)	(1,974)
Changes in accounts payable and accrued expenses	(400)	832
Changes in deferred revenue and other liabilities	1,120	(543)
Change in restricted cash	21	2,426
Interest expense, net	2,603	2,183
Provision for income taxes	1,185	1,797
Foreign currency transaction loss (gain) (1)	30	(130)
Deferred revenue associated with minimum monthly commitment fees (2)	80	763
Adjusted EBITDA	15,354	14,409
Add (deduct):
Cash paid for income taxes (3)	(616)	(1,710)
Cash paid for interest	(2,362)	(1,807)
Maintenance capital expenditures	(126)	—
Distributable cash flow	$12,250	$10,892

(1)	Represents foreign exchange transaction gains and losses associated with activities between the Partnership's U.S. and Canadian subsidiaries.
(2)
Represents deferred revenue associated with minimum monthly commitment fees in excess of throughput utilized, which fees are not refundable to the Partnership's customers. Amounts presented are net of: (a) the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue; (b) revenue recognized in the current period that was previously deferred; and (c) expense recognized for previously prepaid Gibson pipeline fees, which correspond with the revenue recognized that was previously deferred.

(3)	Includes a partial refund of approximately $0.7 million (representing C$0.9 million) received in the three months ended March 31, 2017, for our 2015 foreign income taxes.